Exhibit 3.1

ARTICLES OF INCORPORATION
(AS AMENDED)

OF

MAINSTREET BANCSHARES, INC.

ARTICLE I
NAME

The name of the Corporation is: MainStreet Bancshares, Inc.

ARTICLE II
PURPOSES

The purpose of the Corporation is to conduct the business of a corporation and bank holding company and to conduct any and all business, including trust business, and to have any and all corporate powers, which are permitted to corporations organized to conduct the business of a corporation and bank holding company pursuant to the laws of the Commonwealth of Virginia, including such powers as may be granted from time to time by the State Corporation Commission to corporations organized to conduct, and authorized to engage in, the business of a corporation and bank holding company.

ARTICLE III
AUTHORIZED STOCK

1.         Number. The aggregate number of shares of stock which the Corporation shall have the authority to issue, and the par value per share, is as follows:

Class	Number of Shares	Par Value
Common Stock	15,000,000	$4.00
Preferred Stock	2,000,000	$1.00

2.         Preemptive Rights. No holder of any class of stock of the Corporation shall have any preemptive rights with respect to any subscriptions, warrants, rights or options to purchase any shares of any class of stock of the Corporation, or obligations convertible into any shares of any class of stock of the Corporation or into subscriptions, warrants, rights or options to purchase any shares of any class of stock of the Corporation.

3.         Voting; Liquidation. The holders of the Common Stock shall, to the exclusion of the holders of any other class of stock of the Corporation, have the sole and full power to vote for the election of directors and for all other purposes without limitation except only as otherwise provided in any articles of amendment applicable to any series of Preferred Stock, and as otherwise expressly provided by the then existing statutes of Virginia. The holders of the Common Stock shall have one vote for each share of Common Stock held by them. Except as may be set forth in any articles of amendment applicable to shares of Preferred Stock, the holders of the Common Stock shall be entitled to receive the net assets of the Corporation upon liquidation, dissolution or winding up.

4.         Establishing Preferred Stock. Authority is expressly vested in the Board of Directors to divide the Preferred Stock into and issue the same in series and, to the fullest extent permitted by law, to fix and determine the preferences, limitations and relative rights of the shares of any series so established, and to provide for the issuance thereof. Prior to the issuance of any share of a series of Preferred Stock, the Board of Directors shall establish such series by adopting an amendment of the articles of incorporation setting forth the designation and number of shares of the series and the preferences, limitations and relative rights thereof, and the Corporation shall file with the State Corporation Commission articles of amendment as required by law, and the State Corporation Commission shall have issued a certificate of amendment.

5.          7.50% Series A Fixed-Rate Non-Cumulative Perpetual Preferred Stock

A. Designation and Number of Shares.

This series of Preferred Stock shall be designated as the 7.50% Series A Fixed-Rate Non-Cumulative Perpetual Preferred Stock, par value $1.00 per share (the “Series A Preferred Stock”), with a liquidation preference of $1,000 per share of Series A Preferred Stock. The number of authorized shares constituting this series shall be 28,750.

B. Definitions.

(1)         “Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors.

(2)         “Business Day” means any weekday that is not a legal holiday in New York, New York and that is not a day on which banking institutions in New York, New York are closed.

(3)         “Bylaws” means the Bylaws of the Corporation, as may be amended from time to time.

(4)          “Common Stock” means the Corporation’s common stock, par value $4.00 per share.

(5)         “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

(6)          “DTC” means The Depository Trust Company.

(7)          “Original issue date” means the first date of issuance of the Series A Preferred Stock.

(8)          “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series A Preferred Stock.

(9)          “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series A Preferred Stock; (b) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Series A Preferred Stock; or (c) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of the Series A Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of the Series A Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of Regulation Q, the capital adequacy regulation of the Federal Reserve Board (or, as and if applicable, the capital adequacy rules of any successor federal banking regulator or agency), as then in effect and applicable, for as long as any share of the Series A Preferred Stock is outstanding.

(10)          “Series A Dividend Payment Date” has the meaning set forth in Section D(2).

(11)          “Series A Dividend Period” means the period from and including a Series A Dividend Payment Date to, but excluding, the next Series A Dividend Payment Date, except that the initial Series A Dividend Period will commence on and include the original issue date of the Series A Preferred Stock.

(12)          “Series A Junior Securities” has the meaning set forth in Section C(1).

(13)          “Series A Parity Securities” has the meaning set forth in Section C(2).

C. Ranking.

The shares of Series A Preferred Stock shall rank:

(1)          senior, as to dividends and upon liquidation, dissolution and winding up of the Corporation, to the Common Stock, and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks senior to or pari passu with the Series A Preferred Stock as to dividends and upon liquidation, dissolution and winding up, as the case may be (collectively, “Series A Junior Securities”); and

(2)          on a parity, as to dividends and upon liquidation, dissolution and winding up of the Corporation, with any class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series A Preferred Stock as to dividends and upon liquidation, dissolution and winding up, as the case may be (collectively, “Series A Parity Securities”).

(3)          The Corporation may authorize and issue additional shares of Series A Junior Securities and Series A Parity Securities without the consent of the holders of the Series A Preferred Stock.

D. Dividends.

(1)          Holders of Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors, out of assets legally available for the payment of dividends under Virginia law, non-cumulative cash dividends based on the liquidation preference of the Series A Preferred Stock at a rate equal to 7.50% per annum for each Series A Dividend Period from the original issue date of the Series A Preferred Stock to, and including, the redemption date of the Series A Preferred Stock, if any. If the Corporation issues additional shares of the Series A Preferred Stock after the original issue date, dividends on such shares will accrue from the date such additional shares are issued.

(2)          If declared by the Board of Directors, dividends will be payable on the Series A Preferred Stock (each such date, a “Series A Dividend Payment Date”) quarterly in arrears, on March 30, June 30, September 30 and December 30 of each year, beginning on December 30, 2020. If any date on which dividends would otherwise be payable is not a Business Day, then the Series A Dividend Payment Date will be the next Business Day, without any adjustment to the amount of dividends paid.

(3)          Dividends will be payable to holders of record of Series A Preferred Stock as they appear on the Corporation’s books on the applicable record date, which shall be the 15th calendar day before the applicable Series A Dividend Payment Date, or such other record date, no earlier than 30 calendar days before the applicable Series A Dividend Payment Date, as shall be fixed by the Board of Directors.

(4)          Dividends payable on Series A Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upwards. Dividends on the Series A Preferred Stock will cease to accrue on the redemption date, if any, unless the Corporation defaults in the payment of the redemption price of the Series A Preferred Stock called for redemption.

(5)          Dividends on the Series A Preferred Stock will not be cumulative. If the Board of Directors does not declare a dividend on the Series A Preferred Stock in respect of a Series A Dividend Period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable Series A Dividend Payment Date or be cumulative, and the Corporation will have no obligation to pay any dividend for that Series A Dividend Period, whether or not the Board of Directors declares a dividend for any subsequent Series A Dividend Period with respect to the Series A Preferred Stock.

(6)          So long as any share of Series A Preferred Stock remains outstanding:

(a) no dividend shall be declared or paid or set aside for payment, and no distribution shall be declared or made or set aside for payment, on any Series A Junior Securities, other than (i) a dividend payable solely in Series A Junior Securities or (ii) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan;

(b) no shares of Series A Junior Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (i) as a result of a reclassification of Series A Junior Securities for or into other Series A Junior Securities, (ii) the exchange or conversion of one share of Series A Junior Securities for or into another share of Series A Junior Securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A Junior Securities, (iv) purchases, redemptions or other acquisitions of shares of Series A Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of Series A Junior Securities pursuant to a contractually binding requirement to buy Series A Junior Securities existing prior to the preceding Series A Dividend Period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of Series A Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, or (vii) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in Series A Junior Securities for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians), nor shall any monies be paid to or made available for a sinking fund for the redemption of any Series A Junior Securities by the Corporation; and

(c) no shares of Series A Parity Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such Series A Parity Securities, if any, (ii) as a result of a reclassification of Series A Parity Securities for or into other Series A Parity Securities, (iii) the exchange or conversion of Series A Parity Securities for or into other Series A Parity Securities or Series A Junior Securities, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A Parity Securities, (v) purchases of shares of Series A Parity Securities pursuant to a contractually binding requirement to buy Series A Parity Securities existing prior to the preceding Series A Dividend Period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of Series A Parity Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, or (vii) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in Series A Parity Securities for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians), nor shall any monies be paid to or made available for a sinking fund for the redemption of any Series A Parity Securities by the Corporation;

unless, in each case, the full dividends for the preceding Series A Dividend Period on all outstanding shares of Series A Preferred Stock have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment.

(7)          The Corporation will not declare or pay or set apart funds for the payment of dividends on any Series A Parity Securities unless the Corporation has paid or set apart funds for the payment of dividends on the Series A Preferred Stock. When dividends are not paid in full upon the shares of Series A Preferred Stock and any Series A Parity Securities, all dividends declared upon shares of Series A Preferred Stock and any Series A Parity Securities will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the Series A Preferred Stock, and accrued dividends, including any accumulations, on any Series A Parity Securities, bear to each other for the then-current Series A Dividend Period.

(8)          Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Board of Directors, may be declared and paid on the Common Stock and any other class of any Series A Junior Securities or Series A Parity Securities from time to time out of any assets legally available for such payment, and the holders of Series A Preferred Stock shall not be entitled to participate in any such dividend.

(9)          Dividends on the Series A Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with applicable laws and regulations, including applicable capital adequacy rules.

E. Liquidation.

(1)          Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Series A Preferred Stock are entitled to receive out of assets of the Corporation available for distribution to stockholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series A Preferred Stock, before any distribution of assets is made to holders of Common Stock or any Series A Junior Securities, a liquidating distribution in the amount of the liquidation preference of $1,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of Series A Preferred Stock will not be entitled to any other amounts from the Corporation after they have received their full liquidating distribution.

(2)          In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of Series A Preferred Stock and all holders of any Series A Parity Securities, the amounts paid to the holders of Series A Preferred Stock and to the holders of all Series A Parity Securities will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series A Preferred Stock and any Series A Parity Securities, the holders of the Corporation’s Series A Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(3)          For purposes of this Section E, the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Corporation for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the Corporation.

F. Redemption.

(1)          The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The Series A Preferred Stock is not redeemable prior to September 30, 2025. On and after that date, Series A Preferred Stock will be redeemable at the option of the Corporation, in whole or in part, on any Series A Dividend Payment Date, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends on the shares of Series A Preferred Stock called for redemption up to the redemption date. Holders of Series A Preferred Stock will have no right to require the redemption or repurchase of the Series A Preferred Stock. Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option, may redeem, at any time, all (but not less than all) of the shares of the Series A Preferred Stock at the time outstanding, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends on the shares of Series A Preferred Stock called for redemption up to the redemption date, upon notice given as provided in Subsection (2) below.

(2)          If shares of Series A Preferred Stock are to be redeemed, the notice of redemption shall be sent to the holders of record of Series A Preferred Stock to be redeemed, not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if any depositary shares representing Series A Preferred Stock are held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if fewer than all the shares held by the holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates evidencing shares of Series A Preferred Stock, if applicable, are to be surrendered for payment of the redemption price; and (v) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on the redemption date. Upon the redemption date, dividends will cease to accrue on shares of the Series A Preferred Stock, and such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, including rights described under Section G, except the right to receive the redemption price plus any declared and unpaid dividends on the shares of Series A Preferred Stock called for redemption up to the redemption date.

(3)          In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata or by lot (provided that, if any depositary shares representing Series A Preferred Stock are held in book-entry form through DTC, the shares may be selected in any manner permitted by DTC).

(4)          Any redemption of the Series A Preferred Stock is subject to receipt by the Corporation of any required prior approval by the Federal Reserve Board and to the satisfaction of any conditions applicable to redemption of the Series A Preferred Stock set forth in the capital adequacy rules of the Federal Reserve Board (or, as and if applicable, the capital adequacy rules of any successor federal banking regulator or agency).

G. Voting Rights.

(1)          Except as provided below or as expressly required by law, the holders of shares of Series A Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Common Stock.

(2)          So long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series A Preferred Stock at the time outstanding, voting separately as a class, shall be required to: (i) authorize or increase the authorized amount of, or issue shares of, any class or series of stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, or issue any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation; (ii) amend the provisions of the Corporation’s amended and restated articles of incorporation, as amended, so as to adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock, taken as a whole, provided, however, that any increase in the amount of the authorized or issued shares of Series A Preferred Stock or authorized Common Stock or Preferred Stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of Preferred Stock ranking equally with or junior to Series A Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the powers, preferences, privileges or rights of Series A Preferred Stock; and (iii) consummate a binding share-exchange or reclassification involving the Series A Preferred Stock, or a merger or consolidation of the Corporation with or into another entity unless the shares of the Series A Preferred Stock remain outstanding or are converted into or exchanged for preferred securities of the surviving entity and the shares of the remaining Series A Preferred Stock or the new preferred securities of the surviving entity have terms that are not materially less favorable than the Series A Preferred Stock. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed.

(3)          If the Corporation fails to pay, or to declare and set apart for payment, dividends on outstanding shares of the Series A Preferred Stock for six quarterly dividend periods, whether or not consecutive (a “Nonpayment”), the number of members of the Board of Directors shall be increased by two directors and the holders of outstanding shares of the Series A Preferred Stock, voting as a single class with holders of shares of any equally ranked series of Preferred Stock for which dividends have not been paid and upon which voting rights have been conferred and are exercisable (“Voting Parity Stock”), shall be entitled to vote for the election of two additional members of the Board of Directors as set forth below. At any time after such voting power has vested, the holders of the Series A Preferred Stock shall have the right, voting as a single class together with the holders of Voting Parity Stock, to elect such two additional directors at a special meeting called by the Chief Executive Officer of the Corporation or by a majority of the Board of Directors upon the written request of the holders of record of at least 20% of the outstanding shares of the Series A Preferred Stock or any series of Voting Parity Stock (unless such request is received by the Corporation less than 90 days before the date publicly announced for the Corporation’s next annual meeting or fixed for a special meeting of shareholders, in which event such election shall be held at such next annual or special meeting of shareholders), with each series having a number of votes proportionate to the aggregate liquidation preferences of the outstanding shares of such series; provided that (i) the Board of Directors shall at no time include more than two additional directors elected by holders of Series A Preferred Stock and holders of any series of Voting Parity Stock, voting together as one class, and (ii) any such election of directors would not cause the Corporation to violate the applicable corporate governance requirements of the Nasdaq Capital Market (or any other exchange on which the Corporation’s securities may be listed) regarding the independence of directors or other similar requirements. Notice for any such special meeting will be given in a similar manner to that provided in the Bylaws for a special meeting of shareholders of the Corporation, which the Corporation will provide upon request.

(4)         The two additional directors elected in accordance with Section G(3) shall hold office until the next annual meeting of shareholders of the Corporation, unless their term has been previously terminated pursuant to Section G(5). At each subsequent annual meeting of shareholders until continuous noncumulative dividends shall have been paid in full on all outstanding shares of Series A Preferred Stock entitled thereto for a period of one year following a Nonpayment, the holders of the Series A Preferred Stock shall have the right, voting as a single class together with the holders of any series of Voting Parity Stock, with each series having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class, to elect two directors, each to hold office for a term of one year. In case any vacancy occurs among such two directors, a successor will be elected by the Board of Directors to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified upon the nomination by the remaining director or, if none remains in office, by the vote of the holders of record of the outstanding shares of Series A Preferred Stock and any series of Voting Parity Stock, voting as a single class, with each series having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class. Each of the two additional directors shall each be entitled to one vote per director on any matter.

(5)         Upon payment in full of continuous noncumulative dividends on the Series A Preferred Stock for a period of one year following a Nonpayment, the terms of the two additional directors elected in accordance with this Section G shall forthwith terminate, the number of directors shall be reduced by two, and such voting rights of the holders of shares of Series A Preferred Stock shall cease, subject to an increase in the number of directors and to revesting of such voting rights in the event of any future Nonpayment. In addition, if and when the rights of holders of Series A Preferred Stock terminate for any reason, including under circumstances described above under Section F, such voting rights shall terminate along with the other rights (except, if applicable, the right to receive the redemption price plus any declared and unpaid dividends as provided for in Section F), and the terms of any additional directors elected by the holders of Series A Preferred Stock and any series of Voting Parity Stock, if any, shall terminate automatically and the number of directors shall be reduced by two, assuming that the rights of holders of such series of Voting Parity Stock have similarly terminated.

H. Information Rights.

During any period in which the Corporation is not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and any shares of the Series A Preferred Stock are outstanding, the Corporation shall use its best efforts to (i) make available on its website at https://www.mstreetbank.com (or any successor website) current information specified in Rule 144(c)(2) under the Securities Act of 1933, as amended; and (ii) promptly, upon request, supply such information to any holder or prospective holder of the Series A Preferred Stock.

I. Conversion Rights.

The holders of shares of Series A Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

J. Preemptive Rights.

The holders of shares of Series A Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

K. Certificates.

The Corporation may at its option issue shares of Series A Preferred Stock without certificates.

L. Transfer Agent.

The duly appointed transfer agent for the Series A Preferred Stock shall be American Stock Transfer & Trust Company, LLC. The Corporation may, in its sole discretion, remove the transfer agent in accordance with the agreement between the Corporation and the transfer agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof to the holders of the Series A Preferred Stock.

M. Registrar.

The duly appointed registrar for the Series A Preferred Stock shall be American Stock Transfer & Trust Company, LLC. The Corporation may, in its sole discretion, remove the registrar in accordance with the agreement between the Corporation and the registrar; provided that the Corporation shall appoint a successor registrar who shall accept such appointment prior to the effectiveness of such removal.

ARTICLE IV
DIRECTORS
CLASSIFIED BOARD

1.         Number. The management, control and government of the Corporation shall be vested in the Board of Directors, which shall be composed of no fewer than five (5) nor more than fifteen (15) directors which minimum and maximum number of directors may not be changed except by amendment to the Articles of Incorporation.

2.         Classified Board. The Board of Directors shall be divided into three groups of directors that shall be designated Group I, Group II, and Group III. The members of each group shall be elected for a term of three years and until their successors are duly elected by the shareholders and qualified. Such groups shall be as nearly equal in number as the then total number of directors constituting the entire Board of Directors shall permit, with the term of office of Group I to expire at the first annual meeting of shareholders, the term of office of Group II to expire at the annual meeting of shareholders one year thereafter, and the term of office of Group III to expire at the annual meeting of shareholders two years thereafter. At each annual meeting of shareholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election.

Whenever the holders of any one or more series of Preferred Stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the Board of Directors shall consist of said directors so elected in addition to the number of directors fixed as provided above in this Article.

ARTICLE V
QUORUM AT SHAREHOLDERS MEETINGS
SHAREHOLDER APPROVAL OF CERTAIN TRANSACTIONS

1.    Quorum at Shareholder Meetings. Unless otherwise required by the Code of Virginia, or these Articles, one-third (1/3) of the votes entitled to be cast on a matter by a voting group at a shareholder meeting shall constitute a quorum of that voting group for action on a matter presented at a shareholder meeting. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or shall be set for that adjourned meeting.

2.    Shareholder Approval of Certain Actions. An amendment of the Corporation’s Articles of Incorporation, a plan of merger or share exchange, a transaction involving the sale of all or substantially all the Corporation’s assets other than in the regular course of business, and a plan of dissolution shall be approved by the vote of a majority of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds (2/3) of the Directors in office at the time of such approval and recommendation. If the transaction is not so approved and recommended by at least two-thirds (2/3) of the Directors in office, then the transaction shall be approved by the vote of eighty percent (80%) or more of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction.

ARTICLE VI
INDEMNIFICATION AND ELIMINATION OF LIABILITY

1.    Indemnification of Directors and Officers. Except as provided in Section 2 of this Article, the Corporation shall indemnify every individual made a party to a proceeding because he is or was a director or officer against liability incurred in the proceeding if: (i) he conducted himself in good faith; and (ii) he believed, in the case of conduct in his official capacity with the Corporation, that his conduct was in its best interests and, in all other cases, that his conduct was at least not opposed to its best interests (or in the case of conduct with respect to an employee benefit plan, that his conduct was for a purpose he believed to be in the interests of the participants of and beneficiaries of the plan); and (iii) he had no reasonable cause to believe, in the case of any criminal proceeding, that his conduct was unlawful.

2.    Indemnification Not Permitted. The Corporation shall not indemnify any individual against his willful misconduct or a knowing violation of the criminal law or against any liability incurred by him in any proceeding charging improper personal benefit to him, whether or not by or in the right of the Corporation or involving action in his official capacity, in which he was adjudged liable by a court of competent jurisdiction on the basis that personal benefit was improperly received by him.

3.    Effect of Judgment or Conviction. The termination of a proceeding by judgment, order, settlement or conviction is not, of itself, determinative that an individual did not meet the standard of conduct set forth in Section 1 of this Article or that the conduct of such individual constituted willful misconduct or a knowing violation of the criminal law.

4.    Determination and Authorization. Unless ordered by a court of competent jurisdiction, any indemnification under Section 1 of this Article shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the individual is permissible in the circumstances because: (i) he met the standard of conduct set forth in Section 1 of this Article and, with respect to a proceeding by or in the right of the Corporation in which such individual was adjudged liable to the Corporation, he is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances even though he was adjudged liable; and (ii) the conduct of such individual did not constitute willful misconduct or a knowing violation of the criminal law.

Such determination shall be made: (i) by the board of directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding; or (ii) if such a quorum cannot be obtained, by a majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding; or (iii) by special legal counsel selected by the board of directors or its committee in the manner heretofore provided or, if such a quorum of the board of directors cannot be obtained and such a committee cannot be designated, selected by a majority vote of the board of directors (in which selection directors who are parties may participate); or (iv) by the shareholders, but shares owned by or voted under the control of individuals who are at the time parties to the proceeding may not be voted on the determination. Authorization of indemnification, evaluation as to reasonableness of expenses and determination and authorization of advancements for expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those selecting such counsel.

5.    Advance for Expenses. If permitted by applicable law, the Corporation shall pay for or reimburse the reasonable expenses incurred by any individual who is a party to a proceeding in advance of final disposition of the proceeding if: (i) he furnished the Corporation a written statement of his good faith belief that he has met the standard of conduct described in Section 1 of this Article and a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that indemnification of such individual in the specific case is not permissible; and (ii) a determination is made that the facts then known to those making the determination would not preclude indemnification under this Article.

6.    Indemnification of Employees and Agents. The Corporation may, but shall not be required to, indemnify and advance expenses to employees and agents of the Corporation to the same extent as provided in this Article with respect to directors and officers.

7.    Elimination of Liability of Directors and Officers. Except as provided in Section 8 of this Article, in any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, a director or officer of the Corporation shall not be liable in any monetary amount for damages arising out of or resulting from a single transaction, occurrence or course of conduct.

8.    Liability of Directors and Officers Not Eliminated. The liability of a director or officer shall not be eliminated in accordance with the provisions of Section 7 of this Article if the director or officer engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

9.    Definitions. In this Article:

“Director” and “officer” mean an individual who is or was a director or officer of the Corporation, as the case may be, or who, while a director or officer of the Corporation is or was serving at the Corporation’s request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. A director or officer shall be considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan.

“Individual” includes, unless the context requires otherwise, the estate, heirs, executors, personal representatives and administrators of an individual.

“Corporation” means the Corporation and any domestic or foreign predecessor entity of the Corporation in a merger or other transaction in which the predecessor’s existence ceased upon the consummation of the transaction.

“Expenses” includes but is not limited to reasonable counsel fees.

“Liability” means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.

“Official capacity” means: (i) when used with respect to a director, the office of director in the Corporation; (ii) when used with respect to an officer, the office in the Corporation held by him; or (iii) when used with respect to an employee or agent, the employment or agency relationship undertaken by him on behalf of the Corporation. “Official capacity” does not include service for any foreign or domestic corporation or other partnership, joint venture, trust, employee benefit plan or other enterprise.

“Party” includes an individual who was, is or is threatened to be made a named defendant or respondent in a proceeding.

“Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

10.    Provisions Not Exclusive. As authorized by the Virginia Stock Corporation Act, the provisions of this Article are in addition to and not in limitation of the specific powers of a corporation to indemnify directors and officers set forth therein. If any provision of this Article shall be adjudicated invalid or unenforceable by a court of competent jurisdiction, such adjudication shall not be deemed to invalidate or otherwise affect any other provision hereof or any power of indemnity which the Corporation may have under the Virginia Stock Corporation Act or other laws of the Commonwealth of Virginia.